Exhibit 99.1

FOR IMMEDIATE RELEASE
November 1, 2006

New York Mortgage Trust Announces
Resignation of Michael I. Wirth as Chief Financial Officer
And Appointment of Steven R. Mumma as Acting CFO

New York, New York - November 1, 2006 - New York Mortgage Trust, Inc. (NYSE: NTR), announced today that Michael I. Wirth, Chief Financial Officer, age 48, will resign his position to pursue another opportunity. Mr. Wirth’s last day with the Company will be November 3, 2006, by which time he will have fully assisted the Company in transitioning the Chief Financial Officer position to Steven R. Mumma, the Company’s Chief Investment Officer and Chief Operating Officer, who has been appointed to serve as the Company’s Chief Financial Officer on an interim basis. Mr. Mumma, age 47, has a public accounting background and is a certified public accountant. Given Mr. Mumma’s financial and accounting expertise, and his intimate knowledge of the Company’s financial reporting processes, the Company anticipates that this interim role could become a permanent part of Mr. Mumma’s responsibilities.

Steven Schnall, Chairman, Co-CEO and President, commented, "Mike has made many significant strategic and operating contributions to New York Mortgage Trust including our transition from a private entity to a public entity, successful completion of compliance with Sarbanes Oxley and the improvement of many of our financial and operating practices. I would like to thank him for all his contributions and we wish him best in his new position.”

Mr. Schnall added, “Looking ahead, we are very fortunate to have another very capable member of our executive management team, Steve Mumma, to step in as our interim CFO. Steve has a strong working knowledge of our operations and systems as well as all aspects of the Company's financial reporting and corporate governance. Given Steve’s experience and expertise, we believe that this interim role for Steve Mumma could become a permanent role in the coming months.”

Mr. Wirth commented, “I have greatly enjoyed working with the employees and management of NYMT, and helping take the organization through its IPO and tackling the opportunities and challenges we have shared over the years. I am confident that Steve Mumma, with his similar past experience and the quality team supporting him, will easily transition into the CFO role.”

Mr. Mumma, the Company’s interim CFO designee, has been the Company’s Chief Operating Officer since November 2003 and the Company’s Chief Investment Officer since July 2005.

Prior to joining NYMT, from September 2000 to September 2003, Mr. Mumma was a Vice President of Natexis ABM Corp, a wholly-owned subsidiary of Natexis Banques Populaires. From 1997 to 2000, Mr. Mumma served as a Vice President of Mortgage-Backed Securities trading for Credit Agricole. Prior to joining Credit Agricole, from 1988 to 1997, Mr. Mumma was a Vice President of Natexis ABM Corp. Prior to joining Natexis ABM Corp., from 1986 to 1988, Mr. Mumma was a Controller for PaineWebber Real Estate Securities Inc., the mortgage-backed trading subsidiary of PaineWebber Inc. Prior to joining PaineWebber, from 1984 to 1985, Mr. Mumma worked for Citibank in its Capital Markets Group, as well as for Ernst & Young. Mr. Mumma is a certified public accountant, and received a B.B.A. cum laude from Texas A&M University.

About New York Mortgage Trust
New York Mortgage Trust, Inc., a real estate investment trust (REIT), is engaged in the origination of and investment in residential mortgage loans throughout the United States. The Company, through its wholly owned taxable REIT subsidiary, The New York Mortgage Company, LLC (NYMC), originates a broad spectrum of residential loan products with a focus on high credit quality, or prime, loans. In addition to prime loans, NYMC also originates jumbo loans, alternative-A loans, sub-prime loans and home equity or second mortgage loans through its retail and wholesale origination branch network. The Company's REIT portfolio is comprised of securitized, high credit quality, adjustable and hybrid ARM loans, the majority of which, over time, will be originated by NYMC. As a REIT, the Company is not subject to federal income tax provided that it distributes at least 90% of its REIT income to shareholders.

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD

A. Bradley Howe Senior Vice President and General Counsel Phone: 212-634-9401 Email: BHowe@nymtrust.com	Joe Calabrese (General) 212-827-3772 Julie Tu (Analysts) 212-827-3776

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward- looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward- looking statements, including, without limitation, the possibilities that a rise in interest rates may cause a decline in the market value of the Company's assets, a decrease in the demand for mortgage loans may have a negative effect on the Company's volume of closed loan originations, prepayment rates may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.